EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

USA Synthetic Fuel Corporation
Washington, D.C.

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 21, 2014, relating to the consolidated financial statements of USA Synthetic Fuel Corporation (Development Stage Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP

Bethesda, MD
February 25, 2014